QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Anna Cordasco/Keil Decker Citigate Sard Verbinnen (212) 687-8080

CITADEL BROADCASTING ANNOUNCES PROPOSED
PRIVATE SECURITIES OFFERING

NEW YORK, February 4, 2004—Citadel Broadcasting Corporation (NYSE:CDL) announced today that it intends to offer $300 million principal amount of convertible subordinated notes ("Convertible Notes"). In addition, the Company expects to grant the initial purchasers an option to purchase up to an additional $60 million principal amount of its Convertible Notes.

The Convertible Notes would mature in 2011 and would be convertible into shares of the Company's common stock at the option of the holder. The Convertible Notes would be offered only to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act of 1933, as amended) and/or to non-U.S. persons pursuant to Regulation S under the 1933 Act.

The Company intends to use all of its net proceeds from this offering to redeem a portion of its outstanding 6% subordinated debentures. To the extent that such net proceeds, together with other available funds, exceed the amount required to redeem the Company's 6% subordinated debentures in full, the Company intends to use the remaining proceeds from this offering to repay a portion of the Company's revolving credit facility.

The convertible notes have not been registered under the Securities Act of 1933, as amended, or any state securities or blue sky laws and may not be offered or sold in the United States or in any state thereof absent registration or an applicable exemption from the registration requirements of such laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the proposed Convertible Notes.

Citadel Broadcasting Corporation is a pure play radio broadcaster focused on acquiring, developing and operating radio stations throughout the United States. The Company owns and operates 150 FM and 62 AM radio stations in 44 markets located in 25 states across the country. Citadel was acquired by affiliates of Forstmann Little & Co. in June 2001.

Forward-Looking Statements

The matters discussed in this press release include "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, as amended. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including the uncertainty regarding the Company's ability to consummate a public offering for market reasons or any other reason; changes in federal government (or other applicable) communications laws, regulations and policies; the Company's ability to attract and retain qualified personnel; undertaking acquisitions that might increase the Company's costs or liabilities or be disruptive; integration of acquisitions; and changes in the general economic and business conditions. For more information concerning these risks and uncertainties, see the risk factors set forth in the Company's reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

# # #

QuickLinks

  Exhibit 99.1
CITADEL BROADCASTING ANNOUNCES PROPOSED PRIVATE SECURITIES OFFERING